EXHIBIT 99.1

TFS ANNOUNCES FOURTH QUARTER 2003 AND FULL YEAR RESULTS

Quarterly Revenue Up 113% Year over Year

TEMPE, ARIZ. – February 5, 2004 — Three-Five Systems, Inc. (NYSE: TFS) today announced its financial results for the fourth quarter and full year ended December 31, 2003.

Quarterly Financial Results (in millions, except EPS):

	QUARTER ENDED

	Dec 31, 2003	Sep 30, 2003		Dec 31, 2002

Net Sales	$45.9	$41.8		$21.6
Loss from Continuing Operations	$(3.2)	$(24.9	)*	$—
Net Loss	$(3.2)	$(30.9	)*	$(2.6)

Loss per Share	$(0.15)	$(1.45	)*	$(0.12)

*	The third quarter of 2003 included a non-cash deferred tax asset impairment charge of $17.6 million.

Jeffrey D. Buchanan, the Chief Financial Officer of TFS said, “Our results for the fourth quarter were well aligned with our expectations. We attribute our improved gross margins this quarter to two key actions. First, we ramped up the volume in our Redmond, Washington and Penang, Malaysia facilities. Second, we achieved improved pricing on our color display products. We were solidly cash flow positive this quarter and also strengthened several key balance sheet metrics.”

Full Year Financial Results (in millions, except EPS):

	FYE

	DEC 2003		DEC 2002

Net Sales	$159.0		$86.6
Loss from Continuing Operations	$(33.9	)*	$(4.7)
Net Loss	$(44.5	)*	$(17.0)

Loss per Share	$(2.09	)*	$(0.79)

*	The year 2003 included a non-cash deferred tax asset impairment charge of $14.3 million.

Jack Saltich, the Chief Executive Officer and President of TFS, said, “Our sales growth of nearly 84% in 2003 was a result of shifting our strategic focus to electronic manufacturing services and integrating the company’s newly added manufacturing capabilities with our existing global footprint and display expertise. We believe that positioning ourselves as an EMS+Display provider will allow us to reach new customers and markets, thereby enhancing our growth prospects and improving our gross margins. As we continue to take this value proposition to the marketplace, the response from customers is very encouraging. Thus, we believe that our unique service and product offering will prove increasingly valuable and put us on the path to profitability.”

TFS Financial Highlights

•	There were no outstanding bank borrowings at the end of the year. The total debt was $11.9 million, which was a reduction of $3.3 million during the quarter, and now consists only of capital lease obligations and a license fee payable

•	Operating cash flow in the quarter was $5.0 million, and net capital expenditures were less than $100,000. As a result, cash and short term investment balances at the end of the fourth quarter 2003 increased to $33.1 million.

•	Quarterly balance sheet metrics showed improvement in all areas:

	Q4	Q3
	2003	2003

Day Sales Outstanding (DSOs)	54	59
Inventory Turns	6.9	5.9
Cash Conversion Cycle (in days)	55	70

•	The accounts receivable balance at the end of the quarter was $28.1 million, an increase of $1.8 million during the quarter.

•	The inventory balance at the end of the quarter was $25.9 million, an increase of only 2% during the quarter, despite increased sales.

•	The yearly sales breakdown by industry was as follows:

Industry	2003	2002

Computing	38%	7%
Telecom	28%	82%
Medical	13%	4%
Industrial	10%	5%
Consumer	6%	1%
Automotive	5%	1%

•	The single largest customer in 2003 was in the computing industry and constituted 23% of net sales. In 2002, the largest customer was in the telecom industry and constituted 78% of net sales.

First Quarter 2004 Guidance

•	Due to seasonal effects, revenue is expected to be between $35 million and $40 million.

•	Loss per share is expected to be between $0.29 and $0.31.

•	During the first quarter, we will be closing our display module manufacturing operations in Manila and consolidating those operations in China, resulting in an anticipated decrease of our world wide work force by nearly 25%. Manila will continue as a specialized RF module manufacturing center. Restructuring costs relating to that consolidation are included in the guidance and are currently estimated at approximately $1.2 million, a substantial portion of which will occur in the first quarter.

Full Year 2004 Guidance

•	Revenue is expected to be between $180 million and $190 million

•	Loss per share is expected to be between $0.55 and $0.59

•	Break even or profitability is currently anticipated to occur in the fourth quarter of 2004

TFS will host an analyst conference call today, February 5, to discuss its fourth quarter financial results and future outlook. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on TFS’ Web site at www.tfsc.com under the Investor Relations section. The Web cast is also available at www.companyboardroom.com (Windows Media™ is required). TFS will maintain an audio replay of this conference call on its Web site for a period of time after the call. No other audio replay will be available.

About Three-Five Systems, Inc.®

TFS is a recognized leader in providing electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe, and several locations in Asia. TFS offers a broad range of engineering and manufacturing capabilities, with a special emphasis and expertise in display solutions. TFS’ Web site is located at www.tfsc.com.

Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include all bulleted items under the headings “First Quarter 2004 Guidance” and “Full Year 2004 Guidance,” as well as the statements in Mr. Saltich’s quote regarding future sales growth, margin improvements and profitability. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: (a) changes in the markets for the company’s products; (b) the company’s ability to penetrate new markets; (c) the successful integration of the company’s various acquisitions; (d) changes in the market for customers’ products; (e) the failure of TFS products to deliver commercially acceptable performance; (f) the ability of TFS to increase yields and efficiencies in its manufacturing facilities; (g) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (h) other risks as detailed from time to time in TFS’ SEC reports, including the company’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED DEC 31,		YEAR ENDED DEC 31,

	2002	2003	2002	2003

		(in thousands, except per share data)
Net Sales	$21,600	$45,924	$86,587	$159,018

Costs and Expenses:
Cost of Sales	19,119	43,828	78,718	155,125
Selling, General and Administrative	2,516	4,771	10,382	17,524
Research, Development and Engineering	1,122	803	4,913	4,742
Loss (Gain) on Sale of Assets	—	(5)	4,545	(25)
Amortization of Customer Lists	256	511	256	2,043

	23,013	49,908	98,814	179,409

Operating Loss	(1,413)	(3,984)	(12,227)	(20,391)
Interest and Other Income, net	645	858	3,492	864
Minority Interest in (Income) Loss of Consolidated Subsidiary	—	(64)	84	(36)

Loss before Provision for (Benefit from) Income Taxes	(768)	(3,190)	(8,651)	(19,563)
Provision for (Benefit from) Income Taxes	(727)	32	(3,921)	14,338

Loss from Continuing Operations	(41)	(3,222)	(4,730)	(33,901)
Loss from Discontinued Operations	(2,600)	—	(12,241)	(10,552)

Net Loss	$(2,641)	$(3,222)	$(16,971)	$(44,453)

Income per Share — Basic and Diluted:
Continuing Operations	$—	$(0.15)	$(0.22)	$(1.59)
Discontinued Operations	(0.12)	—	(0.57)	(0.50)

Net Loss	$(0.12)	$(0.15)	$(0.79)	$(2.09)

Weighted Average Shares Outstanding	21,321	21,319	21,465	21,296

CONDENSED CONSOLIDATED BALANCE SHEETS

	DEC 31, 2002	DEC 31, 2003

	(in thousands)
ASSETS
Cash and Cash Equivalents	$18,389	$27,976
Short-term Investments	62,178	5,130
Accounts Receivable, net	16,606	28,133
Inventory	17,292	25,854
Taxes Receivable	561	678
Short-term Deferred Tax Asset	2,357	130
Assets Held for Sale	841	8,615
Other Current Assets	2,204	2,782
Short-term Assets of Discontinued Operations	4,455	—

Total Current Assets	124,883	99,298
Property, Plant and Equipment, net	23,345	25,323
Intangibles, net	5,292	7,574
Goodwill	34,901	34,606
Long-term Deferred Tax Asset	10,764	—
Other Assets	455	436
Long-term Assets of Discontinued Operations	23,054	—

Total Assets	$222,694	$167,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$8,244	$30,826
Accrued Liabilities	4,491	4,917
Deferred Revenue	23	48
Current Portion Term Loans	2,714	1,515
Current Portion Capital Leases	—	2,352
Current Liabilities of Discontinued Operations	1,526	—

Total Current Liabilities	16,998	39,658
Long-term Liabilities	28	1,441
Capital Leases	—	6,543

Total Liabilities	17,026	47,642
Minority Interest in Consolidated Subsidiary	—	2,563
Stockholders’ Equity	205,668	117,032

Total Liabilities and Stockholders’ Equity	$222,694	$167,237